Exhibit 99.3

AMERIPRISE FINANCIAL, INC.

COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(dollars in millions)
Earnings:
Income before income tax provision, discontinued operations and accounting change	$377	$437	$745	$1,112	$873	$861	$35
Interest and debt expense(1)	57	43	87	64	44	32	26
Interest portion of rental expense (2)	16	13	26	26	24	23	32
Amortization of capitalized interest	—	—	1	1	1	1	—
Equity method investees and minority interests	—	—	—	(1)	1	—	—

Total earnings (a)	$450	$493	$859	$1,202	$943	$917	$93

Fixed charges:
Interest and debt expense(1)	$57	$43	$87	$64	$44	$31	$26
Interest portion of rental expense(2)	16	13	26	26	24	23	32
Capitalized interest	—	—	—	—	—	4	6

Total fixed charges (b)	$73	$56	$113	$90	$68	$58	$64

Ratio of earnings to fixed charges (a/b)	6.2	8.8	7.6	13.4	13.9	15.8	1.5

(1) Interest on non-recourse debt of a consolidated collateralized debt obligation is included in interest and debt expense provided in the table above. This interest is recorded in net investment income on the Consolidated Statements of Income as provided in Exhibit 99.1 and Exhibit 99.2 furnished herewith and the Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 8, 2006.

(2) The interest portion of rental expense represents one-third of rental expense relating to operating leases.